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EXHIBIT 10(c)—FORM OF MANAGEMENT CONTRACT WITH THE CHIEF
EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS

BEMIS COMPANY, INC.
FORM OF MANAGEMENT CONTRACT WITH THE CHIEF EXECUTIVE OFFICER
AND OTHER EXECUTIVE OFFICERS

AGREEMENT entered into as of            , 1999 by and between Bemis Company, Inc. a Missouri corporation (the Company), and             (the Executive). Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Appendix A.

WITNESSETH:

WHEREAS, the Executive is a key member of the management of the Company and has heretofore devoted substantial skill and effort to the affairs of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of the Executive's services and attention to the affairs of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide an inducement for the Executive (a) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (b) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders that the Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that the Executive's employment may be terminated without compensation in the event of certain changes in control of the Company; and

WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and

WHEREAS, for the reasons set forth above, the Company and the Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and the Executive agree as follows:

1.
Employment. The Executive shall remain in the employ of the Company with such title, duties, responsibilities and authority, and receive such remuneration and fringe benefits, as the Board of Directors of the Company shall from time to time provide for the Executive; provided, however, that either the Executive or the Company may terminate the employment of the Executive at any time prior to the occurrence of a "Change of Control Event" with or without cause for any reason whatever, upon at least 30 days' prior written notice to the other party. In such case this Agreement shall also be terminated with no additional rights or obligations accruing hereunder to either party except as set forth in Paragraph 2(b). If neither party has previously terminated the employment of the Executive, upon the occurrence of a "Change in Control Event", the rights and protections of this Agreement shall vest.

2.
Termination.
(a)
If within three years of the "Change in Control Event" (hereafter called the "Transition Period") there shall be an "Involuntary Termination" or "Constructive Involuntary Termination" of the Executive, the Executive shall be entitled to the payments and benefits provided in Paragraph 3.

(b)
If there shall be an "Involuntary Termination" or "Constructive Involuntary Termination" of the Executive prior to a "Change in Control Event", and the Executive reasonably demonstrates that such termination arose in connection with or in anticipation of a "Change in Control Event" which ultimately occurs or occurred, the Executive shall be entitled to the payments and benefits provided herein.

3.
Payments and Benefits.
(a)
If the Executive is entitled to payments and benefits pursuant to Paragraph 2 above, the Executive (or the Executive's legal representative, as the case may be) shall be entitled:

    (i)  to immediately receive from the Company or its successor, a cash payment in an amount equal to three times the sum of (1) the salary received by the Executive during the last preceding calendar year and (2) the highest annual bonus award (BEIP) received by the Executive during the previous five years; and

    (ii) for three years after the "Involuntary Termination" or "Constructive Involuntary Termination" of the Executive's employment with the Company, to participate in any health, disability and life insurance plan or program in which the Executive was entitled to participate immediately prior to the "Change of Control Event" as if he were an employee of the Company during such three-year period; provided however, that in the event that the Executive's participation in any such health, disability or life insurance plan or program of the Company is barred, the Company, at its sole cost and expense, shall arrange to provide the Executive with benefits substantially similar to those which the Executive would be entitled to receive under such plan or program if he were not barred from participation.

  (b)
  Notwithstanding anything to the contrary above, the Executive shall not be entitled to benefits under subparagraph a(i) or a(ii) above for any time following the Executive's sixty-fifth (65th) birthday.

  (c)
  The payments provided for in this Paragraph 3 shall be in addition to any salary or other remuneration otherwise payable to the Executive on account of employment by the Company or one or more of its subsidiaries or its successor (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the "Change of Control Event") but shall be reduced by any severance pay which the Executive receives from the Company, its subsidiaries or its successor under any other policy or agreement of the Company in the event of "Involuntary Termination" of Executive's employment.

  (d)
  The Company shall also pay to the Executive all legal fees and expenses reasonably incurred by the Executive as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

  (e)
  If it shall be determined that a "Payment" would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 as amended (hereafter the Code) (or any interest or penalties related thereto or any successor provision thereto), the Executive shall be entitled to receive a "Gross-Up Payment". Notwithstanding the foregoing provisions of this Paragraph 3(e), if it shall be determined that the Executive is entitled to a "Gross-Up Payment", but that the total "Payments" do not exceed 120% of the maximum amount of "Payments" that could be paid to the Executive without incurring any Excise Tax, (the "Reduced Amount"), then no "Gross-Up Payment" shall be made to the Executive and the "Payment", in the aggregate, shall be reduced to the "Reduced Amount". In reducing the "Payment", the Executive may specify what components of the "Payment" shall not be paid.

  (f)
  The Executive shall not be required to mitigate the amount of any payment or other benefit provided for in this Paragraph 3 by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in this Paragraph 3 be reduced by any compensation earned by the Executive as the result of employment by another employer after termination, or otherwise.

  (g)
  The obligations of the Company under this Paragraph 3 shall survive the termination of this Agreement.

4.
Successors and Assigns.
(a)
This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.

(b)
The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment on account of a "Constructive Involuntary Termination", except that for purposes of implementing the foregoing, the date on which any such succession becomes

(c)
effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the Agreement provided for in this Paragraph 4(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.
Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

6.
Notices. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

(a)
In the case of the Company shall be:

      Bemis Company, Inc.
      2300 Piper Jaffray Tower
      222 South 9th Street
      Minneapolis, Minnesota 55402

  (b)
  In the case of the Executive shall be:

  Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

7.
Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. In the event that any benefits to the Executive provided in this Agreement are held to be unavailable to the Executive as a matter of law, the Executive shall be entitled to severance benefits from the Company, in the event of an "Involuntary Termination" or "Constructive Involuntary Termination" of employment of the Executive (other than a termination on account of the death or "Disability" of the Executive or a termination for "Cause") during the term of this Agreement occurring at the time of or following the occurrence of a "Change in Control Event", at least as favorable to the Executive (when taken together with the benefits under this Agreement that are actually received by the Executive) as the most advantageous benefits made available by the Company to employees of comparable position and seniority to the Executive during the five-year period prior to the "Change of Control Event".

8.
Term. This Agreement shall commence on the date of this Agreement and shall terminate on the later of (a) December 31, 2004, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given by the Company or the Executive to the other party hereto at least 60 days prior to December 31, 2004 or the one-year extension period then in effect, as the case may be, or (b) if a "Change of Control Event" occurs on or prior to December 31, 2004 (or prior to the end of the extension year then in effect as provided for in clause (a) hereof), the end of the "Transition Period".

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	BEMIS COMPANY, INC.
By
John H. Roe Chief Executive Officer

APPENDIX A
TO
BEMIS COMPANY, INC.
FORM OF MANAGEMENT CONTRACT WITH THE CHIEF EXECUTIVE OFFICER
AND OTHER EXECUTIVE OFFICERS

DEFINITIONS

    As used in this Agreement the capitalized terms not otherwise defined shall have the meanings ascribed to them below.

Cause

"Cause" shall mean, and be limited to, (i) willful and gross neglect of duties by the Executive, or (ii) an act or acts committed by the Executive constituting a felony and substantially detrimental to the Company or its reputation.

Change of Control Event

A "Change of Control Event" shall be deemed to have occurred if any of the following occur:

  (1)
  Any "Person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the Exchange Act)) acquires or becomes a beneficial owner (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors (Voting Securities) or 30% or more of the outstanding shares of common stock of the Company (Common Stock), provided, however, that the following shall not constitute a "Change of Control Event"":

  (a)
  any acquisition or beneficial ownership by the Company or a subsidiary of the Company;

  (b)
  any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

  (c)
  any transaction with respect to which, immediately following such acquisition, more than 70% respectively, of (i) the combined voting power of the Company's then outstanding Securities and (ii) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock respectively, of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such acquisition;

  (2)
  Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. Continuing Directors shall mean: (a) individuals who, on the date hereof, are directors of the Company, (b) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, or (c) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a Continuing Director shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company;

  (3)
  Consummation of a reorganization, merger or consolidation of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger or consolidation, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 70% respectively of (i) the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, and (ii) the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such reorganization, merger or consolidation;

  (4)
  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70%, respectively, of (i) the combined voting power of the then outstanding Voting Securities of such corporation entitled to vote generally in the election of directors, and (ii) the then outstanding shares of Common Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners respectively of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such sale or other disposition;

  (5)
  The Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to a "Change of Control Event" described in Subparagraphs (1), (2), (3) or (4) hereof that ultimately results in such a "Change of Control Event", or a tender or exchange offer or proxy contest is commenced which ultimately results in such a "Change in Control of Event".

  Notwithstanding anything stated above, a "Change of Control Event" shall not be deemed to occur with respect to the Executive if the acquisition or beneficial ownership of the 30% or greater interest referred to in Subparagraph (1) is by the Executive or by a group, acting in concert, that includes the Executive or a majority of the then combined voting power of the then outstanding Voting Securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, consolidation or disposition of assets referred to in Subparagraph (3) or Subparagraph (4) of this definition, be beneficially owned, directly or indirectly, by the Executive or by a group, acting in concert, that includes the Executive.

Constructive Involuntary Termination

Following a "Change of Control Event", any of the six occurrences below shall constitute a "Constructive Involuntary Termination"":

  (1)
  The Executive shall not be given substantially equivalent or greater title, duties, responsibilities and authority, in each case as compared with the Executive's status immediately prior to the "Change of Control Event", other than for "Cause" or on account of "Disability"";

  (2)
  The Executive's annual base salary shall be reduced from the Executive's annual base salary in effect immediately prior to the "Change of Control Event"";

  (3)
  The Company shall fail to provide the Executive with benefits under the Company's pension, profit sharing, retirement, life insurance, medical, health and accident, disability, bonus and incentive plans and other employee benefit plans and arrangements that in the aggregate for all such plans and arrangements are at least as favorable to the Executive as those benefits covering the Executive immediately prior to the "Change of Control Event" or shall fail to provide the Executive with at least the number of paid vacation days to which the Executive was entitled immediately prior to the "Change of Control Event"";

  (4)
  The Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by Paragraph 4(b) of the Agreement;

  (5)
  The Company shall require the Executive to relocate to any place other than a location within 25 miles of the location at which the Executive performed his primary duties immediately prior to the "Change of Control Event" or, if the Executive performed such duties at the Company's principal executive offices, the Company shall relocate its principal executive offices to any location other than a location within 25 miles of the location of the principal executive offices immediately prior to the "Change of Control Event""; or

  (6)
  A termination of employment with the Company by the Executive after any of the occurrences in Subparagraphs (1) through (5) above.

Disability

"Disability" shall be a condition entitling the Executive to benefits under Bemis' Long Term Disability Plan.

Gross-Up Payment

  (1)
  A "Gross-Up Payment" shall mean an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed by Section 4999 of the Code on the Executive and any interest or penalties incurred by the Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the Excise Tax), imposed upon the "Gross-Up Payment", the Executive retains an amount of the "Gross-Up Payment" equal to the Excise Tax imposed upon the "Payment".

  (2)
  Subject to the provisions of Subparagraph (3) below, all determinations required to be made under Paragraph 3 of the Agreement, including whether and when a "Gross-Up Payment" is required and the amount of such "Gross-Up Payment", the assumptions to be utilized in arriving at such determination, and the determination of whether "Payments" need to be reduced to the "Reduced Amount", shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by the Executive (the Accounting Firm) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the "Change of Control Event", the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any "Gross-Up Payment", as determined pursuant to this Agreement, shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that "Gross-Up Payments" which will not have been made by the Company should have been made (Underpayment), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Agreement and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

  (3)
  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the "Gross-Up Payment". Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim (provided that any delay in so informing the Company within such ten business day period shall not affect the obligations of the Company under this Agreement except to the extent that such delay materially and adversely affects the Company) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

  (a)
  give the Company any information reasonably requested by the Company relating to such claim,

  (b)
  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

  (c)
  cooperate with the Company in good faith in order to effectively contest such claim, and

  (d)
  permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a "Gross-Up Payment" would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

  (4)
  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph (3) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Subparagraph (4)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph (3) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of "Gross-Up Payment" required to be paid.

Involuntary Termination

"Involuntarily Termination" shall mean a termination by the Company of the Executive's employment other than for "Cause" or on account of the death or "Disability" of the Executive.

Payment(s)

A "Payment" is any payment or distribution by the Company to or for the benefit of the Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option, restricted stock agreement or otherwise, but determined without regard to any additional "Gross-Up Payments".

Reduced Amount

"Reduced Amount" shall mean the greatest amount of Payments that could be paid to the Executive such that the receipt of such Payments by the Executive would not give rise to any Excise Tax.

Transition Period

"Transition Period" shall mean the three-year period commencing on the date of the "Change of Control Event" and ending on the third anniversary of such "Change in Control Event".

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EXHIBIT 10(c)—FORM OF MANAGEMENT CONTRACT WITH THE CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS
BEMIS COMPANY, INC. FORM OF MANAGEMENT CONTRACT WITH THE CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS

APPENDIX A TO BEMIS COMPANY, INC. FORM OF MANAGEMENT CONTRACT WITH THE CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS
DEFINITIONS